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Exhibit 10.40

DISTRIBUTION AND INVENTORY MANAGEMENT SERVICES AGREEMENT

        This Distribution and Inventory Management Services Agreement ("Agreement") is entered into as of January 1, 2005 (the "Effective Date") by and between First Horizon Pharmaceuticals, a Delaware corporation with its principal place of business located at 6195 Shiloh Road, Alpharetta, Georgia 30005 (First Horizon), and Cardinal Health* with its principal place of business located at 7000 Cardinal Place, Dublin, Ohio 43017 ("Cardinal Health").

RECITALS

        WHEREAS, currently First Horizon sells Products (as defined below) to Cardinal Health and Cardinal Health purchases Products from First Horizon for resale distribution; and

        WHEREAS, Cardinal Health is willing to provide certain Base Services as well as additional services to First Horizon as needed and agreed upon by both parties.

        NOW THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
Definitions

        1.1.  "Aggregate Inventory" means, at any given time, the total of Products in units that Cardinal Health has on hand at all of its storage and/or distribution facilities and that Cardinal Health has on order from First Horizon.

        1.2.  "Base Services" means the valuable services that Cardinal Health provides to its Customers on a daily basis that significantly benefit First Horizon.

        1.3.  "Confidential Information" means the confidential information described in Section 4.2.

        1.4.  "Average Weekly Movement" means, at any given time, the total quantity of Products in units (by NDC number) sold by Cardinal Health to Customers [***].

        1.5.  "Customers" means the purchaser of Products from Cardinal Health in the United States.

        1.6.  "Customary Practice" means, at any given time, the average of the total quantity of Products (by NDC number) sold by Cardinal Health to Customers over the immediate preceding three (3) months.

        1.7.  "Inventory and Sales Reports" means the reports described in Sections 2.21 (D).

        1.8.  "On Hand Inventory" means Product in Cardinal Health's individual distribution centers.

        1.9.  "On Order Inventory" means Cardinal Health's unfilled orders of Product from First Horizon.

        1.10 "Products" means all current and future FDA approved pharmaceutical products, bearing First Horizon's label and packaging, which First Horizon sells to wholesale customers in the United States. (see current price list).

ARTICLE 2
Purchasing and Inventory

2.1.
Base Distribution and Inventory Management Services.—Cardinal Health agrees to provide the following "Base Services" to First Horizon for the fee structure identified on Schedule A:

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Sophisticated ordering technology

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Daily consolidated deliveries to providers

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  Emergency shipments to providers 24/7/365

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  Consolidated accounts receivable management

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  Contract and Chargeback administration

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  Returns

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  Customer Service support

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  Adequate working inventories to meet customer needs

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  Licensed, environmentally controlled, PDMA compliant, secure facilities

        2.2   Additional Distribution and Inventory Management Services.—In addition to the "Base Services" and at no additional expense to First Horizon Cardinal Health agrees to provide to First Horizon the following Distribution and Inventory Management Services:

        A.    Inventory Levels. During the term of this Agreement, Cardinal Health shall maintain in its stock, at all times, Product(s) sufficient to supply the demand of Customers; provided, however, such stock of any given Product shall not be less than [***], nor more than [***], of Cardinal Health's expected sales for that Product to its Customers as determined by its Customary Practice. Cardinal Health shall have no obligation to maintain the minimum Inventory Level of a particular Product if such Product is unavailable from FHPC.

        B.    Purchase Requirement. Cardinal Health, including Cardinal Trading Company, agrees to purchase [***] directly from First Horizon. Cardinal Health agrees to make no transfers of Products to its Trading Company unless agreed upon by First Horizon.

In any event and subject to section 2.5 Purchase Limits, Cardinal Health including its Cardinal Trading Company shall at all times maintain the Inventory Levels set forth in section 2.2A Inventory Levels

        C.    Product Availability. Cardinal Health will work with First Horizon to minimize product shortages and maximize product availability by agreeing to the following:

          a.     Cardinal Health will institute an automated balancing system on First Horizon Products in order to optimize the use of existing inventories across the entire Cardinal Health network, including brokerage. This will be done using parameters agreed upon by Cardinal Health and First Horizon.

          b.     During backorder situations and limited product availability and upon First Horizon's request, Cardinal Health will implement more frequent order and receiving cycles to help reduce inventory requirements.

        D.    Inventory and Sales Reports. Cardinal Health shall prepare inventory reports detailing the status of its Aggregate Inventory of Products and movement of Products by NDC number ("Inventory and Sales Reports") and, for the duration of this Agreement, provide First Horizon with such Inventory Reports (852's) daily and Sales Reports (867's) monthly. All such Inventory and Sales Reports shall be transmitted in EDI format pursuant to Section 2.2.1 (E) and shall include such information as reasonably requested by First Horizon, including but not limited to the following:

          a.     On Hand Inventory level by distribution center for All Distribution Centers; and

          b.     On Order Inventory level by distribution center for All Distribution Centers; and

          c.     Sales out by distribution center for All Distribution Centers

          d.     Morgue Reports, upon request, by distribution center for All Distribution Centers

        Cardinal Health may, due to contractual requirements, be required to block certain data in the 867's that discloses customer identity. This may include customer name and DEA number, and any other data that would identify a customer. In no event will Cardinal Health be required to provide customer identifying information to First Horizon in the event it is contractually prohibited from doing so.

        E.    EDI. Cardinal Health's Inventory and Sales Reports shall be transmitted to First Horizon in an EDI 852 and EDI 867 format respectively.

        Within thirty (30) days after entering into this Agreement, the parties shall examine and test the capability of their respective EDI systems and complete implementation of a mutually agreeable system whereby transfers of information can be made effectively on a consistent basis. In the event that critical internal support systems and electronic communication links including EDI, are not available for five (5) consecutive business days, the parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other's business.

        F.     Customer Monitoring. During the term of this Agreement but no later than forty-five (45) days from the execution date, Cardinal Health will implement processes and procedures to monitor Cardinal Health's customer ("Customer") order patterns. Within thirty (45) days of execution of this Agreement, Cardinal Health and First Horizon will agree upon parameters whereby Cardinal Health shall monitor [***] by Customers. Cardinal Health shall promptly notify First Horizon of any Customer activity that meets these parameters. Cardinal will take appropriate action which could include any following: [***].

        H.    Events Management. Cardinal Health will provide First Horizon with "Events Management" which will include but not limited to: material changes in market conditions; material loss or gain of business by Cardinal Health or Customer; new Customers, lost Customers, and any other information that it is aware of that would materially affect Product movement.

        I.     New Product Support. Cardinal Health will provide support for future First Horizon new Product launches. Support will consist of the following:

          a.     DC Stocking initial quantities of new Product at the Cardinal Health distribution centers in an amount reasonably determined by Cardinal Health and First Horizon to meet anticipated demand for such Product.

          b.     Automatic distribution, for qualifying times, through Cardinal Health's First Script Program of such Product to participating or targeted pharmacies

          c.     Any other activities that the parties may mutually agree upon.

        J.     EFT Payments: Beginning January 1, 2005, Cardinal Health shall remit all payments including credits to First Horizon's account by 820 EFT transmissions. In the event Cardinal Health is unable to transmit the required payment at the time payment is due as a result of system failures or error, Cardinal Health shall promptly notify the First Horizon Finance Department for instructions on remitting payment. Terms will be adjusted for EFT Payments to [***].

        K.    Shortages: Cardinal shall notify First Horizon of any shortages in Product within ten (10) days of receipt of shipment. First Horizon will conduct an investigation in order to verify the amount and weight of Products actually shipped to Cardinal Health. Upon completion of the investigation, First Horizon will notify Cardinal Health of the results and provide documentation to support such findings.

        L.    Deductions Resolution: Cardinal may take deductions it determines are necessary or appropriate provided however, Cardinal Health will notify First Horizon of any deductions in a timely manner and will delay taking such deductions for up to [***] ([***]) days from the date of notification to give the parties the opportunity to meet and discuss the deductions. Cardinal Health will use its best efforts to resolve any deductions during this [***] ([***]) day period.

        2.3   Post Price Increase Buy In Allocations. First Horizon may elect to provide Cardinal Health, at its sole discretion, allocations of Product at the old price of Product prior to a price increase. The economic benefit realized by Cardinal Health for such purchase will be included in the calculation of the Service Fee as set forth in Attachment A, Service Fee Credits.

        2.4   Inspections. Upon reasonable prior notice and during normal business hours, Cardinal Health shall allow permanent employees of First Horizon to enter into each of Cardinal Health's facilities to inspect Cardinal Health's books and records relating solely to inventory and supply of Products (including relevant electronic information), and inspect and take physical counts of inventory, not more than once during each consecutive twelve (12) month period of this Agreement to ensure compliance with this Agreement, and to assist Cardinal Health in keeping such inventory clean, complete and moving to minimize returned Products. In no event shall any inspection relate to any transaction or event that occurred more than twelve (12) months prior to the date of such inspection.

        2.5   Purchase Limits. First Horizon agrees to ship all Cardinal Health purchase orders in full subject to the limits set forth in section 2.2A and Product availability. First Horizon has the right to question and cancel any order that exceeds [***] of Cardinal Health's Average Weekly Movement if Cardinal Health is not able to provide reasonable justifications and/or explanations. First Horizon must give Cardinal Health notice of such cancellation within 48 hours of receiving such order from Cardinal Health

        2.6   Understanding of Parties. First Horizon entered into this Agreement to receive the services and obligations set forth herein by Cardinal Health. As consideration for these services and obligations of Cardinal Health, First Horizon agrees to pay the fees set forth in Attachment A. Any material failure by Cardinal Health in performing the obligations set forth in Article 2 shall be considered a material breach of this Agreement. Without limiting any other rights or remedies First Horizon may have under this Agreement, First Horizon may setoff amounts that are improperly deducted, subtracted or not paid by Cardinal Health in accordance with the terms of this Agreement.

ARTICLE 3
Term and Termination; Remedies

        3.1.  Term and Termination. This Agreement shall remain in full force and effect for "one year" (1) year ("Initial Term") from the Effective Date. Thereafter, this Agreement will automatically renew for subsequent one year periods unless either party provides the other with written notice of non-renewal at least sixty (60) days prior to the expiration of its then current term. Notwithstanding the foregoing, either party may terminate this Agreement (a) upon the mutual written agreement of First Horizon and Cardinal Health; or (b) immediately upon a breach by First Horizon and Cardinal Health of any of the terms of this Agreement that is not cured within thirty (30) days of written notification thereof by the non-breaching party; or (c) after the Initial Term upon sixty (60) days' prior written notice of termination without cause to the other party; or (d) immediately upon the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against First Horizon or Cardinal Health, or the assignment of First Horizon's or Cardinal Health's assets for the benefit of creditors.

ARTICLE 4
Miscellaneous

        4.1.  Nature of Relationship. The relationship between First Horizon and Cardinal Health is that of independent contractor, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the parties by virtue of this Agreement.

        4.2.  Confidentiality. During the term of this Agreement, each party, its respective agents, employees and representatives (collectively, the "receiving party") may receive or have access to confidential materials and information of the other party (the "disclosing party"). All such materials and information (including, but not limited to the terms of this Agreement, Products information, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as "Confidential Information" and constitute the property of the disclosing party. During the term hereof and for a period of five (5) years thereafter the receiving party shall not use or disclose to third persons any such Confidential Information without the disclosing party's prior written consent, excepting those:

          (a)   disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party's performance of this Agreement, (b) disclosures which are required by law or government agencies, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party's attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures in the normal course of business, including to IMS/DDD or similar organizations. First Horizon understands and agrees that Cardinal Health may, in its sole discretion, elect to sell warehouse withdrawal, sales, and other data to IMS/DDD and/or other third parties without contribution to First Horizon.

Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall have no liability to the Disclosing Party for the use or disclosure of such information as required by applicable law or regulation, provided that the Receiving Party shall give the Disclosing Party prompt written notice and sufficient opportunity to limit such use or disclosure, or to request confidential treatment of the Confidential Information; or such information as the Receiving Party can establish by written documentation to:

        (1)   have been publicly known prior to disclosure by the Disclosing Party of such information to the Receiving Party;

        (2)   have become publicly known without fault on the part of the Receiving Party, subsequent to disclosure to the Receiving Party;

        (3)   have been received by the Receiving Party at any time from a source, other than the Disclosing Party, lawfully having possession of and the right to disclose such information;

        (4)   have been otherwise known by the Receiving Party prior to disclosure by the Disclosing Party to the Receiving Party of such information; or

        Upon termination of this Agreement (for any reason) each party will promptly: (i) return to the other party all documentation and other materials (including copies of original documentation or other materials) containing any confidential information of the other party; or (ii) certify to the other party, pursuant to a certificate in form and substance reasonably satisfactory to the other party, as to the destruction of all such documentation and other materials.

        4.3.  Assignment and Delegation. Neither party may assign this Agreement or delegate any of its respective duties or responsibilities under this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement without such consent to an Affiliate,. For the purpose of this Section 4.3, an Affiliate shall be defined to include any company controlling, controlled by, or under common control with Cardinal Health or First Horizon as the case may be through stock ownership, direct or indirect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

        4.4.  Governing Law. Agreement shall be interpreted in accordance with, and governed by, the laws of the State of Ohio, without regard to any conflicts of laws' rules.

        4.5.  Severability; Waiver. The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. Either party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

        4.6.  Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statue of Frauds under the State of the Ohio Uniform Commercial Code.

        4.7.  Force Majeure. Neither party shall be liable for delay in delivery or nonperformance in whole or in part nor shall the other party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure. For purposes of this Agreement, force majeure means a condition which results from causes beyond a party's reasonable control, including, but not limited to, acts of God,, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid. If either party is affected by a force majeure event, such party shall, within 10 days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing party shall use its best efforts to remedy its inability to perform.

        4.8.  Limitation of Liability. First Horizon shall incur no liability arising from failure to supply product to Customer due to circumstances reasonably beyond its control.

        4.9.  Notices. All notices to either party (each a "Notice") shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, costs prepaid, or by facsimile to the respective addresses specified below (or to such other address as may be specified by Notice to the other party):

If to Cardinal Health, to:	Cardinal Health 7000 Cardinal Place Dublin, OH 43017 Attention: Executive Vice President Purchasing Telecopier No.: [***]
If to First Horizon, to:	First Horizon Pharmaceutical Corporation 6195 Shiloh Road Alpharetta Georgia 30005 Attention: Sr. Director of Corporate Accounts Telecopier:
With a copy to:	First Horizon Pharmaceuticals Attention Telecopier:

        4.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements and understandings between the parties whether written or oral with regard to the subject matter hereof. To the extent this Agreement contains terms inconsistent with the terms of any other existing Agreement between the parties this Agreement will control. This Agreement may not be amended except in writing signed by authorized representatives of the parties hereto.

        4.11. Public Announcements. Neither party shall issue any press release or other public announcement, verbally or in writing, referring to the other party or any entity which controls, is controlled by or under common control of such party. Nothing contained herein shall limit the right of either party to issue a press release or public announcement if, in the opinion of such party's counsel, such press release or public announcement is required pursuant to state or federal securities laws, rules or regulations, or other applicable laws, in which case the party required to make the press release or public announcement shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.

First Horizon Pharmaceuticals	Cardinal Health*
By: /s/ Michael Mavrogordato	By: /s/ Robert J. Sabers
Name: Michael Mavrogordato	Name: Robert J. Sabers
Title: VP Business Dev. 12/6/04	Title: VP Strategic Purchasing
EDI Contact Person:	EDI Contact Person:
Name: Eric Williams	Name: Lyn Pettit
E-mail: [***]	E-Mail: [***]
Phone: [***]	Phone: [***]

*
The term "Cardinal Health" shall include the following affiliated operating companies: Cardinal Health 110, Inc., formerly known as Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health 106, Inc., formerly known as James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Cardinal Health 103, Inc., formerly known as Cardinal Southeast, Inc., a Mississippi corporation (Richland, Mississippi); Cardinal Health 100, Inc., formerly known as Bindley Western Industries, Inc., an Indiana corporation (Indianapolis, Indiana); Cardinal Health 104, LP f/k/a Cardinal Distribution, L.P., an Ohio limited partnership (Dublin, Ohio) Cardinal Health 107, Inc., formerly known as National Pharmpak Services, Inc., an Ohio corporation, and any other subsidiary of Cardinal Health, Inc., an Ohio corporation ("CHI"), as may be designated by CHI and agreed upon in writing by First Horizon.

ATTACHMENT A

        Base Service Fee: A Base Service Fee of [***] will be calculated and paid annually based on [***] of the total volume for calendar year [***] purchased by Cardinal Health in [***] , [***], from First Horizon valued at the First Horizon list price at the time the Product was purchased. "Base Service Fee" shall mean the [***] fee that will be paid to Cardinal Health by First Horizon in [***] based upon [***] of the total dollar volume of Product purchased by Cardinal Health during calendar year [***]. A Service Fee of [***] will be calculated and paid annually based on the total volume exceeding [***] of calendar year [***] on all Products purchased by Cardinal Health in [***], [***], from First Horizon valued at the First Horizon list price at the time the Product was purchased. "Service Fee" shall mean the [***] fee paid to Cardinal Health by First Horizon for total dollar volume purchased by Cardinal Health in [***] that exceeds [***] of the total dollar volume of Product purchased by Cardinal Health during calendar year [***]. Base Service Fee and Service Fee are collectively known as "Fees".

        Cardinal Health shall issue an invoice to First Horizon for Fees no later than January 30th of the following year. Such invoice shall include sufficient detail to allow First Horizon to verify and audit Cardinal Health's invoice. First Horizon shall pay undisputed invoice amounts within 30 days of First Horizon's receipt of invoice.

        Service Fee Credits:    First Horizon will receive credit towards Fees and for the following items:

          a.     Price Appreciation on Aggregate Inventory after a Customer pricing action.

          b.     Margin earned on quarterly promotions, deals, off-invoice allowances, post price increase allocations, or any other method, excluding those that are intended for Service Supplier's Providers.

        Provided Cardinal Health maintains substantially the same or higher purchase volumes as [***], under no circumstances should the Base Service Fee earned on the initial [***] volume purchases in [***] over [***] be less than [***], including any credits issued or inventory appreciation recognized on price increase or post price increase buy in allocations received.

ATTACHMENT B

AUTHORIZATION:

        Prior authorization from FHPC is required for all returns. The Return Authorization Number must be displayed on the shipping carton containing return goods. Please call FHPC Return Goods Department at 800-849-9707, Extension [***].

RETURNABLE ITEMS:

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  Six (6) months prior to expiration date or up to 12 months after expiration date

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  Product must be in original, unaltered container

CONDITIONS FOR CREDIT

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  A valid Return Authorization (RA) Number must accompany all returns for proper credit.

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  RA Numbers are valid for 60 days from issuance. Expired RA Numbers will be considered invalid and no credit will be issued.

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  All products must be returned to FHPC or agent of FHPC within 60 days to receive credit. Products that have been destroyed by customer or agent of customer will not receive credit.

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  Product must be in original, unopened, unaltered container to receive full credit.

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  Partial returns (other than liquids) will be credited at [***]% of [***].

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  No credit will be issued for liquid partial returns.

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  Credit issued is based on current WAC at the time of return less [***]% for all Cardinal Health Customers [***]. [***] credit issued shall be based on current WAC at the time of return less [***]%. Adjustments will be made for products purchased through buying groups and special deals/promotions.

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  Returns due to overstock are subject to [***]% restocking fee. Prior approval is required.

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  Returns percentage will be reviewed on a yearly basis and adjusted based on the previous years average inflation rate.

SHIPPING ERRORS/DAMAGED SHIPMENTS:

        Products shipped in error by FHPC or products damaged in transit must be reported to FHPC within ten (10) working days of receipt and must be returned to FHPC within 15 days of receipt. Contact FHPC Customer Service at 800-849-9707, Extension [***].

TRANSPORTATION CHARGES:

        Prepaid by customer except when error is due to FHPC.

TERMS OF RETURN POLICY:

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  FHPC will not reimburse fees due to processing third party returns, destruction charges, shipping costs or processing.

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  All returns are subject to review by FHPC. Issuance of RA number does not guarantee credit. Credit issuance is dependent on confirmed receipt/review of return goods by FHPC or FHPC contracted return facilitator.

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  No credit will be issued for return goods received without a valid RA Number. Unauthorized return goods will be destroyed.

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  Exhibit 10.40
DISTRIBUTION AND INVENTORY MANAGEMENT SERVICES AGREEMENT
RECITALS
ARTICLE 1 Definitions
ARTICLE 2 Purchasing and Inventory
ARTICLE 3 Term and Termination; Remedies
ARTICLE 4 Miscellaneous
  ATTACHMENT A
ATTACHMENT B